UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 1, 2008
USG Corporation

(Exact name of registrant as specified in its charter)
Commission File Number: 1-8864

Delaware	36-3329400

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(312) 436-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.
     In response to continued adverse market conditions, the Registrant has initiated additional programs to reduce costs that include a workforce reduction plan that is expected to reduce the Registrant’s and its subsidiaries’ worldwide salaried positions by approximately 10%, or approximately 500 positions.
     The workforce reduction plan is being communicated to salaried employees beginning on April 1, 2008. The first step in the plan is to offer voluntary severance benefits. Employees who volunteer, and are approved by the Registrant, will receive separation benefits that include a lump sum payment based on earnings and length of service, an allowance to continue medical, dental and vision coverage and outplacement services. If a sufficient number of employees do not volunteer, an involuntary separation program will be initiated. It is expected that all affected employees will be informed, and that the separation plan will be completed, by the end of April 2008.
     The Registrant will record charges for termination benefits related to the workforce reduction plan in the current and future fiscal quarters in accordance with FASB Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Registrant estimates these charges will aggregate $15 million to $20 million and that cash expenditures will be incurred in the full amount of the charges.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant
Date: April 4, 2008	By:	Richard H. Fleming
Richard H. Fleming,
Executive Vice President and Chief Financial Officer